Exhibit 3.4

CERTIFICATE OF FORMATION

OF

TPG ACCOLADE HOLDINGS, LLC

This Certificate of Formation, dated as of November 4, 2010, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is “TPG Accolade Holdings, LLC”.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

EXECUTED as of the date written first above.

By:	/s/ Christopher C. Little
Name:	Christopher C. Little
Authorized Person